UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 April 24, 2003
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                            HEADWATERS INCORPORATED
              -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           Delaware                       0-27808                87-0547337
-------------------------------- -------------------------- --------------------
 (State or other jurisdiction    (Commission File Number)      (IRS Employer
       of incorporation)                                     Identification No.)


                   10653 South River Front Parkway, Suite 300
                             South Jordan, UT 84095
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (801) 984-9400
               ---------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Certain statements in this Report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, actual results may vary materially from such expectations. For a discussion of certain factors that could cause actual results to differ from expectations, please see the information set forth under the caption entitled "Forward-looking Statements" in Part I, Item 2 of Headwaters' Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. There can be no assurance that Headwaters' results of operations will not be adversely affected by such factors. Headwaters undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinion only as of the date hereof.


Item 9.  Information Being Furnished Under Item 12

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information, which is intended to be furnished under Item 12, "Results of Operations and Financial Condition," is instead being furnished under Item 9, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On April 24, 2003, Headwaters announced its results for the quarter ended March 31, 2003. The full text of this announcement follows.

                    HEADWATERS INCORPORATED ANNOUNCES RESULTS
                        FOR SECOND QUARTER - FISCAL 2003

                  o Second Quarter Earnings Per Share of $0.24
                 o Six Month Earnings Per Share Up 32% to $0.53
                     o Long Term Debt Reduced by $5 Million

SOUTH JORDAN, UTAH, APRIL 24, 2003 - HEADWATERS INCORPORATED (NASDAQ: HDWR), today announced results for the quarter and six months ended March 31, 2003. Highlights for the second quarter of fiscal 2003 included:

         o Quarterly revenue increase of 240% to $86.1 million.
         o Continued strong demand for fly ash and other coal combustion products.
         o Record sales of chemical reagents - 96% quarterly increase.
         o Record tons of solid alternative fuel sold - 88% quarterly increase.
         o Continued accelerated repayment of acquisition debt.

         Total revenue for the March 2003 quarter was $86.1 million, an increase of 240% over total revenue of $25.3 million for the March 2002 quarter. Net income for the March 2003 quarter was $6.8 million, or $0.24 per diluted share, compared to $5.5 million, or $0.21 per diluted share for the March 2002 quarter. Total revenue for the six months ended March 31, 2003 was $174.8 million, an increase of 300% over total revenue of $43.7 million for the six months ended March 31, 2002. Net income for the six months ended March 31, 2003 was $14.8 million, or $0.53 per diluted share, compared to $10.2 million, or $0.40 per diluted share for the six months ended March 31, 2002, an increase of 32%.

         Effective September 19, 2002 Headwaters acquired Industrial Services Group, Inc. ("ISG"), the nation's largest marketer and manager of coal combustion products. Accordingly, ISG's results of operations are included in the March 2003 three- and six-month results, but not in the March 2002 results. ISG's revenues were $42.9 million for the March 2003 quarter and $92.2 million for the six months ended March 31, 2003.

         Chemical reagent sales increased 96% to $33.1 million in the second quarter of fiscal 2003, compared to $16.9 million for the same period in 2002. License fees for the quarter increased 35% to $8.9 million, up from $6.6 million in 2002. For the respective six-month periods, chemical reagent sales increased 128% to $62.2 million in 2003, compared to $27.3 million in 2002. License fees for the six-month period increased 43% to $17.7 million, up from $12.4 million in 2002.

         Summary income statement data for the three- and six-month periods ended March 31, 2002 and 2003 is shown below:

         (in 000's of dollars,
         except per-share data)            Quarter Ended March 31              Six Months Ended March 31
    -------------------------------- ------------------------------------ ------------------------------------
                                           2002              2003               2002              2003
    -------------------------------- ----------------- ------------------ ----------------- ------------------
    Total revenue                         $25,256           $86,053           $43,678           $174,762
    Operating income                       $7,435           $16,768           $14,617            $34,746
    Net income                             $5,459            $6,789           $10,186            $14,841
    Diluted income per share                $0.21             $0.24             $0.40              $0.53
    -------------------------------- ----------------- ------------------ ----------------- ------------------

Covol Fuels' Performance

         During the March 2003 quarter, Covol Fuels' licensees sold 9.8 million tons of solid alternative fuel. This compares to 5.2 million tons sold in the March 2002 quarter, an 88% increase, and 8.4 million tons in the December 2002 quarter, a 17% increase. Covol Fuels sold 25.7 million pounds of chemical reagent in the March 2003 quarter, compared to 13.7 million pounds in the March 2002 quarter, an 88% increase, and 22.6 million pounds in the December 2002 quarter, a 14% increase.

         Of the 9.8 million tons of solid alternative fuel sold during the quarter, Headwaters reported royalty income on 7.6 million tons, resulting in average revenues per ton of $1.18. The 9.8 million tons of fuel sold was produced at 24 of 28 licensed facilities, resulting in average quarterly production of 0.41 million tons per facility. The highest number of tons produced from any one facility in the quarter was 0.80 million, and the lowest was 0.14 million. All of Headwaters' licensee facilities are now producing solid alternative fuel.

         Covol Fuels sold 25.7 million pounds of chemical reagent to a total of 34 facilities. Of the 34 facilities, 19 were licensee facilities and 15 were solely chemical reagent customers.

ISG's Performance

         During the March 2003 quarter of integrated operations, ISG performed at expected levels even though operations were negatively impacted during the first two quarters of fiscal 2003 by above normal rain in Texas and northern California and severe winter weather conditions in certain other locations. ISG's business is seasonal with its strongest operations from May through October. Typically, ISG's strongest quarter ends September 30th and its slowest quarter ends March 31st.

         The following table highlights the seasonality of the ISG business:

                                              Operating       Operating
         Quarter Ended         Revenue         Income          Margin
         ------------------- ------------- --------------- ---------------
           Dec. 2001           $51,221         $3,098            6%
           Mar. 2002           $44,556         $1,172            3%
           Jun. 2002           $62,147         $6,843            11%
           Sep. 2002           $66,838         $7,105            11%


         The combination of the December 2001 and the March 2002 quarters' operations represents less than 43% of the total revenue and less than 24% of the total operating income for fiscal 2002. Operating margins are better in the June and September quarters because of fixed cost operating leverage, wherein fixed costs remain relatively constant as revenue increases.

         During the March 2003 quarter, revenue from ISG's coal combustion products ("CCP") segment was $31.2 million with a gross margin of 24.9% compared to $33.1 million with a gross margin of 25.2% for the March 2002 quarter. The total tons of high value CCPs sold in the March 2003 quarter were 961,000 compared to 976,000 for the March 2002 quarter. The change in quarterly shipments of high value CCPs was primarily due to unusually rainy weather in Texas.

         Revenues from the manufactured products segment were $11.7 million during the March 2003 quarter, with a gross margin of 24.2%, compared to revenue of $11.2 million and a gross margin of 22.1% for the March 2002 quarter. This represents a 10% improvement in the gross margin which resulted from restructuring activities at the manufacturing products facilities.

Combined Pro Forma and Integration

         Summary income statement data for the three- and six-month periods ended March 31, 2003 and pro forma data that combines Headwaters with ISG for the three- and six-month periods ended March 31, 2002 are shown below:

         (in 000's of dollars,
         except per-share data)            Quarter Ended March 31              Six Months Ended March 31
    -------------------------------- ------------------------------------ ------------------------------------
                                      2002 (pro forma)         2003         2002 (pro forma)        2003
    -------------------------------- -------------------- --------------- --------------------- --------------
    Total revenue                          $69,812           $86,053           $139,455           $174,762
    Operating income                        $8,540           $16,768            $19,753            $34,746
    Net income                              $3,958            $6,789             $8,486            $14,841
    Diluted income per share                 $0.14             $0.24              $0.31              $0.53

         Pro forma quarterly combined revenues grew 23% from $69.8 million to $86.1 million, operating income grew 98% from $8.5 million to $16.8 million, and net income increased by 70% from $4.0 million to $6.8 million. For the six-month periods ended March 31, 2002 and 2003, pro forma combined revenues grew 25% from $139.5 million to $174.8 million, operating profits grew 76% from $19.8 million to $34.7 million, and net income increased by 74% from $8.5 million to $14.8 million.

         The integration with ISG is proceeding on schedule and Headwaters continues to believe that the integration will be completed by the June 2003 quarter. During the March 2003 quarter, Headwaters' and ISG's corporate offices were consolidated into one location. The information technology and accounting systems for Covol Fuels and ISG's CCP operations have been fully consolidated under the same application software. Employee benefits, compensation, and human resources policies have been standardized and fully integrated.

Debt

         In connection with the acquisition of ISG, Headwaters incurred $175 million of long-term debt, consisting of $155 million of senior debt and $20 million of subordinated debt. During the March 2003 quarter, Headwaters repaid a total of $5.2 million of senior debt, which, when combined with the $9.9 million of senior debt repaid in the December 2002 quarter, represents a 9% reduction in long-term debt incurred to acquire ISG. Because of the early repayment of this debt, Headwaters accelerated the amortization of $90,000 of debt discount and capitalized debt issuance costs during the March 2003 quarter and $455,000 for the six months ended March 31, 2003. The following table highlights certain debt coverage and balance sheet ratios using the pro forma trailing twelve months ("TTM") earnings before interest, taxes, depreciation and amortization ("EBITDA"), results:

                                                        September 2002        December 2002       March 2003
     ----------------------------------------------- --------------------- -------------------- ----------------
     Total Indebtedness to EBITDA                            2.43                 2.10               1.97
     EBITDA to Required Interest Payments                    5.65                 6.16               6.22
     Current Ratio                                           1.24                 1.28               1.25
     Total Debt to Total Assets                              0.47                 0.46               0.44


         Headwaters' goal in fiscal 2003 is to reduce the ratio of total indebtedness to TTM pro forma EBITDA to 1.8 or less. Because of the strong cash flow generated by Headwaters in the March 2003 quarter, it continues to believe that this goal can be achieved. Headwaters intends to repay $10 to $15 million of the senior debt in the June quarter, reducing the total acquisition debt to $145 to $150 million.

Commentary and Outlook

         "We are pleased with the quarter, particularly with the cash flow strength of the Company. We have completed the seasonally slowest two quarters of our fiscal year. We look forward to the June and September quarters where we expect to report record quarterly results," said Kirk A. Benson, Chairman and Chief Executive Officer.

         Based on its financial performance for the six months ended March 31, 2003, Headwaters believes that it will be able to achieve its earnings forecast of $1.28 to $1.32 per diluted share for fiscal 2003, reflecting a growth rate of between 36% and 40% over fiscal 2002 results.

         Management will host a conference call with a simultaneous webcast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.hdwtrs.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.hdwtrs.com, or a phone replay will be available through May 1, 2003, by dialing (800) 642-1687 or (706) 645-9291 and entering the passcode 9806082.

About Headwaters Incorporated

         Headwaters Incorporated is a world leader in providing technology and services that maximize the value of fossil fuels. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Such forward-looking statements relate to: (i) the growth of Headwaters' revenues, earnings, or earnings per share; (ii) the expectation that operating results will be higher for the June and September quarters; (iii) the ability of Headwaters to sustain the earnings stream from its alternative fuels, coal combustion products, and other businesses; (iv) the expectation that Headwaters' stock is undervalued or will increase in value in the future; (v) the identification and completion of any future acquisitions and the expectation that the value of such acquisitions will increase; (vi) the commercialization of any technology acquired or developed.

Headwaters cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.

Such factors include, but are not limited to: (a) the availability of tax credits to us and our licensees under the tax code; (b) our dependence on licensees to use our technology; (c) collection of payments outstanding; (d) the company's ability to repay its debt and comply with covenants in financing agreements; limitations in the capital available to Headwaters to execute on its business plan, and the cost of that capital; (e) the ability of Headwaters to locate and close on attractive acquisition opportunities; (f)Headwaters' limited operating history with its new business strategy and its ability to sustain and manage its growth under that strategy; and (g) the success Headwaters in replacing and growing its financial performance before its legacy alternative fuels business decline.

More information about potential factors which could affect either company's business and financial results is included in Headwaters' Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2002, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to Headwaters on the date hereof, and Headwaters assumes no obligation to update such statements. Investors and security holders may obtain a free copy of the Annual and Quarterly Reports and other documents filed by Headwaters with the Securities and Exchange Commission at the Commission's Web site at http://www.sec.gov. Free copies of Headwaters' Annual Report and other filings with the Commission may also be obtained by directing a request to smadden@hdwtrs.com.

                                        HEADWATERS INCORPORATED
                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                        (thousands of dollars and shares, except per-share amounts)



                                                                                   Quarter Ended March 31,
                                                                          -------------------------------------------
                                                                             2002             2002            2003
                                                                          ----------       ----------      ----------
Revenue:                                                                  (PRO FORMA)        (ACTUAL)        (ACTUAL)
     Chemical reagent sales                                               $   16,944       $   16,944      $   33,123
     License fees                                                              6,626            6,626           8,948
     CCP revenues                                                             33,111               --          31,168
     Manufactured products sales                                              11,445               --          11,700
     Other                                                                     1,686            1,686           1,114
                                                                          ----------       ----------      ----------
Total revenue                                                                 69,812           25,256          86,053
                                                                          ----------       ----------      ----------

Operating costs and expenses:
     Cost of chemical reagents                                                11,640           11,640          21,782
     Cost of CCP revenues                                                     24,766               --          23,422
     Cost of manufactured products                                             8,918               --           8,872
     Cost of other revenues                                                    2,026            2,026           1,135
     Depreciation and amortization                                             3,371              333           3,167
     Research and development                                                  1,245              595           1,106
     Selling, general and administrative                                       9,306            3,227           9,801
                                                                          ----------       ----------      ----------
Total operating costs and expenses                                            61,272           17,821          69,285
                                                                          ----------       ----------      ----------
Operating income                                                               8,540            7,435          16,768

Interest expense, net                                                         (3,789)              13          (3,460)
Other income (expense), net                                                    1,634            1,351          (2,119)
                                                                          ----------       ----------      ----------
Income before income taxes                                                     6,385            8,799          11,189

Income tax provision                                                          (2,427)          (3,340)         (4,400)
                                                                          ----------       ----------      ----------
Net income                                                                $    3,958       $    5,459      $    6,789
                                                                          ==========       ==========      ==========

Basic net income per share                                                $     0.15       $     0.23      $     0.25
                                                                          ==========       ==========      ==========

Diluted net income per share                                              $     0.14       $     0.21      $     0.24
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- basic                                  26,024           23,924          26,983
                                                                          ==========       ==========      ==========

Weighted average shares outstanding -- diluted                                27,556           25,456          28,101
                                                                          ==========       ==========      ==========


Reconciliation of actual results to pro forma results for the quarter ended
March 31, 2002:

     Headwaters' historical net income as originally reported     $    5,459
     ISG's historical net income as originally reported               20,478
     Elimination of ISG extraordinary item                           (22,558)  A
     Additional amortization expense on ISG's intangible assets          (67)  B
     Elimination of ISG's originally reported interest expense         4,896   C
     Interest expense on new debt incurred by Headwaters              (3,860)  D
     Income tax effect of above adjustments                             (390)  E
                                                                  ----------
     Pro forma net income shown above                             $    3,958
                                                                  ==========


A Elimination of ISG's historical extraordinary gain on extinguishment of debt.
B Amortization of increase in recorded value of ISG's identifiable intangible assets.
C Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
D Adjustment to record interest on new long-term debt issuance by Headwaters.
E Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

                                            HEADWATERS INCORPORATED
                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                           (thousands of dollars and shares, except per-share amounts)

                                                                                Six Months Ended March 31,
                                                                       -----------------------------------------------
                                                                             2002             2002            2003
                                                                         -----------      -----------     -----------
Revenue:                                                                  (PRO FORMA)        (ACTUAL)        (ACTUAL)
     Chemical reagent sales                                              $    27,287      $    27,287     $    62,191
     License fees                                                             12,442           12,441          17,726
     CCP revenues                                                             72,701               --          69,454
     Manufactured products sales                                              23,076               --          22,784
     Other                                                                     3,949            3,950           2,607
                                                                         -----------      -----------     -----------
Total revenue                                                                139,455           43,678         174,762
                                                                         -----------      -----------     -----------

Operating costs and expenses:
     Cost of chemical reagents                                                18,869           18,869          40,793
     Cost of CCP revenues                                                     51,950               --          51,418
     Cost of manufactured products                                            18,328               --          17,477
     Cost of other revenues                                                    2,922            2,922           2,132
     Depreciation and amortization                                             6,688              664           6,251
     Research and development                                                  2,432            1,129           2,120
     Selling, general and administrative                                      18,513            5,477          19,825
                                                                         -----------      -----------     -----------
Total operating costs and expenses                                           119,702           29,061         140,016
                                                                         -----------      -----------     -----------
Operating income                                                              19,753           14,617          34,746

Interest expense, net                                                         (7,804)             (54)         (7,897)
Other income (expense), net                                                    2,248            2,093          (2,058)
                                                                         -----------      -----------     -----------
Income before income taxes                                                    14,197           16,656          24,791

Income tax provision                                                          (5,711)          (6,470)         (9,950)
                                                                         -----------      -----------     -----------
Net income                                                               $     8,486      $    10,186     $    14,841
                                                                         ===========      ===========     ===========

Basic net income per share                                               $      0.33      $      0.43     $      0.55
                                                                         ===========      ===========     ===========

Diluted net income per share                                             $      0.31      $      0.40     $      0.53
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- basic                                  25,858           23,758          26,909
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- diluted                                27,434           25,334          28,133
                                                                         ===========      ===========     ===========

Reconciliation of actual results to pro forma results for the six months ended
March 31, 2002:

     Headwaters' historical net income as originally reported                          $       10,186
     ISG's historical net income as originally reported                                        18,271
     Elimination of ISG extraordinary item                                                    (22,558)  A
     Elimination of ISG's amortization of goodwill through December 31, 2001                    1,002   B
     Additional amortization expense on ISG's intangible assets                                  (136)  C
     Elimination of ISG's originally reported interest expense                                 10,691   D
     Interest expense on new debt incurred by Headwaters                                       (7,910)  E
     Income tax effect of above adjustments                                                    (1,060)  F
                                                                                       ---------------
     Pro forma net income shown above                                                  $        8,486
                                                                                       ===============


A Elimination of ISG's historical extraordinary gain on extinguishment of debt.
B Elimination of ISG's historical non-deductible goodwill amortization, due to the implementation requirements of SFAS 142.
C Amortization of increase in recorded value of ISG's identifiable intangible assets.
D Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
E Adjustment to record interest on new long-term debt issuance by Headwaters.
F Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

                                            HEADWATERS INCORPORATED
                               CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                                             (thousands of dollars)

                                                                                         September 30,    March 31,
Assets:                                                                                       2002           2003
                                                                                         ------------    ------------
Current assets:
     Cash and short-term investments                                                     $     13,191    $     10,668
     Trade receivables, net                                                                    50,331          49,838
     Inventories                                                                                8,442          10,131
     Other                                                                                      5,969           6,524
                                                                                         ------------    ------------
Total current assets                                                                           77,933          77,161

Property, plant and equipment, net                                                             50,549          50,460
Notes and accrued interest receivable                                                           4,593           2,458
Intangible assets, net                                                                        118,918         115,666
Goodwill                                                                                      113,367         113,367
Debt issue costs and other assets                                                               7,497           7,028
                                                                                         ------------    ------------
Total assets                                                                             $    372,857    $    366,140
                                                                                         ============    ============

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                         $20,773         $19,455
     Accrued liabilities                                                                       26,559          19,813
     Current portion of long-term debt                                                         15,578          22,387
                                                                                         ------------    ------------
Total current liabilities                                                                      62,910          61,655

     Long-term debt                                                                           154,552         133,309
     Deferred income taxes                                                                     51,357          51,136
     Other long-term liabilities                                                                5,442           4,819
                                                                                         ------------    ------------
Total liabilities                                                                             274,261         250,919
                                                                                         ------------    ------------

Stockholders' equity:
     Common stock - par value                                                                      27              28
     Capital in excess of par value                                                           126,265         127,966
     Accumulated deficit                                                                      (24,418)         (9,577)
     Other, primarily treasury stock                                                           (3,278)         (3,196)
                                                                                         ------------    ------------
Total stockholders' equity                                                                     98,596         115,221
                                                                                         ------------    ------------
Total liabilities and stockholders' equity                                               $    372,857    $    366,140
                                                                                         ============    ============

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                    HEADWATERS INCORPORATED
                                                    Registrant


Date: April 24, 2003                                /s/ Kirk A. Benson
                                                    ----------------------------
                                                    Kirk A. Benson
                                                    Chief Executive Officer and
                                                    Principal Executive Officer